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                                                                    EXHIBIT 4.02

                 FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT
                 ----------------------------------------------

     This First Amendment to Loan and Security Agreement (the "Amendment") is dated as of this 17th day of August, 1998, by and between Nashua Corporation, a Delaware corporation, with a mailing address at 44 Franklin Street, Nashua, New Hampshire 03061 (hereinafter sometimes referred to as "Parent"), and Nashua Photo Inc., a Delaware corporation (hereinafter each of these enterprises including Parent is sometimes referred to in the singular as a "Borrower" and collectively with Parent as the "Borrowers") and Citizens Bank New Hampshire, a guaranty savings bank organized under the laws of New Hampshire 03101 (hereinafter referred to as the "Bank").

     In consideration of the mutual promises, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.   RECITALS.

     1.1 Borrowers and Bank executed a Loan and Security Agreement, dated March 28, 1997 (the "Loan Agreement") whereby the Bank agreed to lend to Borrowers up to an aggregate amount of Eighteen Million Dollars ($18,000,000.00) in the form of a revolving line of credit loan and letter of credit facilities on the terms and conditions more specifically provided therein.

     1.2 In connection with the Loan Agreement Borrowers executed a Revolving Credit Promissory Note in favor of the Bank dated March 28, 1997 in the original principal amount of Eighteen Million Dollars ($18,000,000.00) (the "Note") and certain other agreements, instruments and documents in connection with the Loan Agreement, the Note and herewith (the "Instruments").

     1.3 The Borrower and the Bank wish to, inter alia, decrease the Borrower's Availability (as defined in the Loan Agreement) from Eighteen Million Dollars ($18,000,000.00) to Eight Million Dollars ($8,000,000.00) and amend the Consolidated Tangible Net Worth Covenant (as defined in the Loan Agreement), all as more specifically set forth herein.

     1.4 Any term not specifically defined herein shall have the meaning set forth in the Loan Agreement.

2.   AMENDMENTS.

     2.1 SECTION 1.1 -- Section 1.1 of the Loan Agreement is hereby amended in its entirety to read as follows:




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                  "1.1  Borrowers have made certain representations to Bank as contained in this Agreement or as referenced herein, and have requested to borrow from Bank up to an aggregate amount of Eight Million Dollars ($8,000,000.00) in the form of a revolving line of credit loan and letter of credit facilities on the terms and conditions more specifically provided herein."

     2.2 SECTION 2.4 -- Section 2.4 of the Loan Agreement is hereby amended in its entirety to read as follows:

                  "2.4 "Availability" shall mean the sum of Eight Million Dollars ($8,000,000.00);"

     2.3 SECTION 2.23 -- Section 2.23 of the Loan Agreement is hereby amended in its entirety to read as follows:

                  "2.23 "Instruments" shall mean the Loan Agreement as amended by the First Amendment to Loan and Security Agreement, the Note as amended by the First Amendment to Revolving Credit Promissory Note, the documents and filings evidencing the Liens, and all other instruments, documents or writings executed or delivered (or to be executed or delivered from time to time) by Borrowers to Bank in connection with the Loan as may be amended;"

     2.4 SECTION 3.1 -- The first sentence of Section 3.1 of the Loan Agreement is hereby amended in its entirety to read as follows:

                  "3.1 Bank hereby establishes a line of credit (hereinafter the "Revolving Credit") in Borrowers' favor in the amount of Borrowers' Availability, but in no event to exceed Eight Million Dollars ($8,000,000.00)."

     2.5 SECTION 7A.2 -- Section 7A.2 of the Loan Agreement is hereby amended in its entirety to read as follows:

                  "7A.2 CONSOLIDATED TANGIBLE NET WORTH. On September 30, 1998, Borrowers shall have had a Consolidated Tangible Net Worth of not less than Sixty Million Dollars ($60,000,000.00). Thereafter for the term of this Agreement, this requirement shall increase quarterly by seventy five percent (75.0%) of Borrowers' Consolidated Net Income for the prior quarter. There shall be no negative adjustment for losses. Compliance with this covenant shall be measured on a quarterly basis."

     2.6       SECTION 8.10 -- Add the following new sentence to the end of
Section 8.10:

                  "Notwithstanding the above, Bank hereby consents to the repurchase by Parent of up to one million shares of Parent's common stock, provided that the above



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consent shall terminate if there exists an Event of Default or an event but for the passage of time or giving of notice, or both, would become an Event of Default."

3.   FEES AND EXPENSES.

     Borrowers will pay all of Bank's costs and expenses incurred in preparation of this Amendment and the documents and instruments executed herewith.

4.   RATIFICATION.

     In all other respects, the Loan Agreement remains in full force and effect, and Borrowers agree to be bound thereby. Except as specifically amended herein, the terms and conditions of the Loan Agreement shall remain in full force and effect. Borrowers confirm and agree that the amendments contained herein shall in no way be construed as an obligation on the part of Bank to further amend or extend the Loan Agreement or any other Instrument. This is not a novation.

5.   REAFFIRMATION.

     Borrowers reaffirm each and every representation and warranty made by them in the Loan Agreement.

6.   AUTHORITY.

     Borrowers warrant that they have full power and authority, and has taken all necessary corporate and other action and procured all necessary consents to execute and deliver this Amendment and perform its obligations hereunder.

     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Loan and Security Agreement to be duly executed on their behalf by the persons signing below who are thereunto duly authorized with the intention that it be effective as of the day and year first above written.



WITNESS:                                   NASHUA CORPORATION





/s/ Linda J. Madden                       By: /s/ John L. Patonaude
---------------------------                   -----------------------------
                                              Name: John L. Patonaude
                                              Title: Vice-President-Finance,
                                                     CFO & Treasurer







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                                   NASHUA PHOTO INC.




/s/ Linda J. Madden                By: /s/ John L. Patenaude
--------------------------             -----------------------------------
                                       Name: John L. Patenaude
                                       Title: President



                                   CITIZENS BANK NEW HAMPSHIRE




                                   By:
--------------------------             -----------------------------------
                                       John Mercier
                                       Vice President



STATE OF NEW HAMPSHIRE
COUNTY OF HILLSBOROUGH


     On this the 17th day of August, 1998, before me, the undersigned officer, personally appeared John L. Patenaude, who acknowledged him/herself to be the Vice President-Finance of Nashua Corporation, a corporation, and that he/she as such Vice President-Finance, being authorized so to do, executed the foregoing instrument for the purposes therein contained on behalf of the corporation.


                                   /s/ Suzanne L. Ansara
                                   -----------------------------------------
                                   Notary Public/Justice of the Peace
                                   My Commission Expires: February 9, 1999




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